EXHIBIT 4.7

FORM OF EXCHANGE NOTE

[FRONT OF NOTE]

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF AMERICAN TOWERS, INC.

THIS SECURITY WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT UNDER SECTION 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. YOU MAY CONTACT THE CHIEF FINANCIAL OFFICER OF THE COMPANY AT 116 HUNTINGTON AVENUE, BOSTON, MA 02116, (617) 375-7500, WHO WILL PROVIDE YOU WITH ANY REQUIRED INFORMATION REGARDING THE ORIGINAL ISSUE DISCOUNT.

CUSIP

12.25% Senior Subordinated Discount Notes Due 2008

No. 1 $808,000,000.00

AMERICAN TOWERS, INC.

promises to pay to CEDE & CO. or registered assigns, the principal sum of EIGHT HUNDRED AND EIGHT MILLION DOLLARS on August 1, 2008.

Dated: , 2003

AMERICAN TOWERS, INC.

By:

Name:
Title:

By:

Name:
Title:

This is one of the Notes referred to

in the within-mentioned Indenture:

THE BANK OF NEW YORK, as Trustee

By:

Authorized Signatory

[Back of Note]

12.25% Senior Subordinated Discount Notes Due 2008

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.    Interest.    American Towers, Inc. (together with its successors, the “Company”), shall pay no interest on the principal amount of this Note. The Accreted Value of this Note will increase between the Issue Date and maturity at a rate of 12.25% per annum calculated on a semi-annual bond equivalent basis using a 360-day year comprised of twelve 30-day months, such that the Accreted Value at maturity of this Note will equal the full principal amount at maturity of this Note. If (i) on or prior to the 90th day following the Issue Date (or such longer period as required by applicable law), neither a registration statement (the “Exchange Registration Statement”) under the Securities Act, registering a note substantially identical to this Note (except that such Note will not contain terms with respect to the Additional Interest payments described below or transfer restrictions) pursuant to an exchange offer (the “Exchange Offer”) nor a registration statement registering this Note for resale (a “Shelf Registration Statement”) has been filed with the Securities and Exchange Commission, (ii) on or prior to the 180th day following the Issue Date, neither the Exchange Registration Statement nor the Shelf Registration Statement has become or been declared effective, (iii) on or prior to 30 business days following the Effectiveness Target Date, the Exchange Offer has not been consummated, or (iv) either the Exchange Registration Statement or, if applicable, the Shelf Registration Statement is declared effective but (A) thereafter ceases to be effective or (B) ceases to be usable in connection with certain resales, in each case (i) through (iv) upon the terms and conditions set forth in the Registration Rights Agreement (each such event referred to in clauses (i) through (iv), a “Registration Default”), then liquidated damages will be assessed with respect to this Note at an amount of $0.05 per week per $1,000 of Accreted Value of this Note (the “Liquidated Damages”) for the 90-day period immediately following the occurrence of the Registration Default, which amount shall be increased by $0.05 per week per $1,000 of Accreted Value of this Note at the beginning of each subsequent 90-day period (provided that such amount shall not exceed $0.50 per week per $1,000 of Accreted Value of this Note in the aggregate) and such amount shall be payable until such time (the “Step-Down Date”) as no Registration Default is in effect (after which such amount will be restored to its initial amount). In no event shall the Company be required to pay Liquidated Damages for more than one Registration Default at any given time. Liquidated Damages shall be paid semi-annually on February 1 and August 1 in each year; and the amount of Liquidated Damages shall be determined on the basis of the number of days actually elapsed. Any unpaid Liquidated Damages on this Note upon the issuance of an Exchange Note (as defined in the Indenture) in exchange for this Note shall cease to be payable to the Holder hereof but such Liquidated Damages shall be payable on the next February 1 or August 1 to the Holder thereof. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue Accreted Value and premium or Liquidated Damages, if any, at a rate that is 1% per annum in excess of the then applicable rate of accretion of the Notes, to the extent lawful.

2.    Method of Payment.    The Notes shall be payable as to Accreted Value, premium or Liquidated Damages, if any, at the office or agency of the Paying Agent and Registrar maintained for such purpose within the City and State of New York, or, at the option of the Company, payment may be made by check mailed to the Holders at their addresses set forth in the register of Holders, provided that payment by wire transfer of immediately available funds will be required with respect to Accreted Value of and premium, if any, on, all Global Notes and all other Notes the Holders of which have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.    Paying Agent and Registrar.    Initially, The Bank of New York, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4.    Indenture.    The Company issued the Notes under an Indenture dated as of January 29, 2003 (the “Indenture”) among the Company, the Guarantors (from and after the consummation of the Escrow Corp.

Merger) and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the “Trust Indenture Act”). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are obligations of the Company. The Original Notes are limited to $808 million in aggregate principal at maturity amount. Unless the context otherwise requires, the Original Notes and the Exchange Notes shall constitute one series for all purposes under the Indenture, including without limitation, amendments, waivers, redemptions and Asset Sale Offers.

5.    Optional Redemption.    The Notes shall not be redeemable at the Company’s option prior to February 1, 2006. On or after February 1, 2006, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of Accreted Value) set forth below plus Liquidated Damages, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on February 1 of the years indicated below:

Year	Percentage
2006	106.125%
2007	103.063%
2008 and thereafter	100.000%

6.    Mandatory Redemption.

The Company shall not be required to make mandatory redemption payments with respect to the Notes.

7.    Repurchase at Option of Holder.

(a)    If a Change of Control occurs, the Company shall make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each Holder’s Notes at a purchase price, in cash, equal to 101% of the Accreted Value of the Notes on the date of purchase plus Liquidated Damages, if any, on the Notes purchased, to the date of purchase (a “Change of Control Payment”). Within 15 days following any Change of Control, the Company shall mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b)    When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company shall commence an offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an “Asset Sale Offer”) pursuant to Section 3.09 of the Indenture to purchase the maximum principal amount at maturity of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the Accreted Value thereof, plus Liquidated Damages, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the remaining Excess Proceeds may be used for any purpose not otherwise prohibited by the Indenture. If the aggregate Accreted Value of Notes surrendered by Holders thereof, and the amounts due to any holders of any other debt of the Company entitled to receive a comparable asset sales offer, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Holders of Notes that are the subject of an offer to purchase shall receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes.

8.    Notice of Redemption.    Notice of redemption shall be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date, the Accreted Value of Notes or portions thereof called for redemption ceases to increase.

9.    Denominations, Transfer, Exchange.    The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

10.    Persons Deemed Owners.    The registered Holder of a Note may be treated as its owner for all purposes.

11.    Amendment, Supplement and Waiver.    Subject to certain exceptions, the Indenture, the Note Guarantees and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal at maturity of the then outstanding Notes. Any existing default or non-compliance with any provision of the Indenture, Note Guarantees or the Notes may be waived with the consent of the Holders of a majority in aggregate principal at maturity of the then outstanding Notes, voting as a single class. Without the consent of any Holder of Notes, the Indenture, the Note Guarantees or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s obligations to Holders of the Notes in case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with the requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or to conform the text of the Indenture, the Note Guarantees or the Notes to any provision of the Description of Notes in the Offering Circular to the extent that such provision in such Description of Notes was intended to be a verbatim recitation of a provision of this Indenture, the Note Guarantees or the Notes.

12.    Defaults and Remedies.    Events of Default include: (i) default for 30 days in the payment when due of Liquidated Damages with respect to the Notes, whether or not prohibited by the subordination provisions of Article 11 of the Indenture; (ii) default in payment when due of the Accreted Value of, or premium, if any, on the Notes, whether or not prohibited by the subordination provisions of Article 11 of the Indenture; (iii) failure by the Company to comply with the provisions of Article 5 of the Indenture or failure by the Company to consummate a Change of Control Offer or Asset Sale Offer in accordance with the provisions of the Indenture; (iv) failure by the Company or any of the Sister Guarantors for 30 days after notice to comply with any of the other agreements in this Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Significant Subsidiaries (or the payment of which is guaranteed by the Company or any of its Significant Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default: (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more; (vi) failure by the Company or any of its Significant Subsidiaries to pay final judgments aggregating in excess of $20.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) except as permitted by this Indenture, any Note Guarantee by any Significant Subsidiary of the Company shall be held in final and non-appealable judgment to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any such Guarantor that is a Significant Subsidiary of the Company, or any Person acting on behalf of any such Guarantor, shall in writing deny or disaffirm its obligations under its Note Guarantee; (viii) failure by the Company to effect the mandatory redemption of the Notes if required pursuant to Section 3.08 of the Indenture, and (ix) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries, or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable in an amount equal to the Accreted Value of the Notes outstanding on the date of acceleration. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes shall become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of Accreted Value) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal at maturity of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of Accreted Value of, and Liquidated Damages and premium, if any, on the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

13.    Subordination.    Payment of Accreted Value, premium and Liquidated Damages, if any, on the Notes is subordinated to the prior payment of Senior Debt on the terms found in the Indenture.

14.    Trustee Dealings with Company.    The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

15.    No Recourse Against Others.    A director, officer, employee, incorporator or stockholder of the Company or the Guarantors, as such, shall not have any liability for any obligations of the Company or the Guarantors under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

16.    Authentication.    This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

17.    Abbreviations.    Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18.    CUSIP Numbers.    Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

19. Guarantees. This Note shall be entitled to the benefits of the Note Guarantees made by the Guarantors under the Indenture. Additional Guarantors may be added and Guarantors may be released from their Note Guarantees as provided in the Indenture.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to: American Tower Corporation, 116 Huntington Avenue, Boston, MA 02116, Attention: Chief Financial Officer and Secretary.